Agreement Number:

AGREEMENT

between

FISERV SOLUTIONS, INC.

255 Fiserv Drive

Brookfield, WI 53045-5815

and

Heritage Commerce Corp.

150 Almaden Blvd.

San Jose, CA 95113

Date: October 20, 2003

© Copyright 2000 by Fiserv Solutions, Inc.

All Rights Reserved

This document contains proprietary and confidential information of Fiserv Solutions, Inc. and may not be copied, published, disclosed or distributed without the express written consent of Fiserv Solutions, Inc. The material in this document, including terms, procedures, fees and other conditions, comprise an agreement to consider which will remain valid for ninety (90) days from August 4, 2003.

AGREEMENT dated as of October 20, 2003 ("Agreement") between FISERV SOLUTIONS, INC., a Wisconsin corporation ("Fiserv"), and Heritage Commerce Corp., a California corporation ("Client").

Fiserv and Client hereby agree as follows:

1. Term. The initial term of this Agreement shall be five (5) years following the date Fiserv Services (as defined below) are first used by Client and unless written notice of non-renewal is provided by either party at least 120 days prior to expiration of the term, this Agreement shall automatically renew for a term of five (5) years. This Agreement shall be effective on the day services are first provided to Client by Fiserv ("Effective Date").

2. Services. (a) Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services ("Services") and products ("Products") (collectively, "Fiserv Services") described in the attached Exhibits:

Exhibit A - Account Processing Services

Exhibit B - Item Processing Services

The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

(b) Implementation Services. Fiserv will provide services (i) to convert Client's existing applicable data and/or information to the Fiserv Services and/or (ii) to implement the Fiserv Services. These activities are referred to as "Implementation Services". Client agrees to cooperate with Fiserv in connection with Fiserv's provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation. Client is responsible for all out-of-pocket expenses associated with the Implementation Services. Fiserv will provide Implementation Services as required in connection with Fiserv Services.

(c) Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv's property.

3. Fees for Fiserv Services. (a) General. Client agrees to pay Fiserv:

(i) Fees for Fiserv Services for the following month as specified in the Exhibits;

(ii) out-of-pocket charges for the following month payable by Fiserv for the account of Client; and

(iii) Taxes (as defined below) thereon (collectively, "Fees").

Fiserv shall timely reconcile Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Client's actual use of Fiserv Services for such month. Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Fiserv may change the amount of Fees billed to reflect appropriate changes in actual use of Fiserv Services. Fees may be increased from time to time as set forth in the Exhibits, provided, however, that Client receives 60 days prior written notice of such fee increases. Upon 60 days prior written notification to Client and upon acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements as required by changes in law or government regulation; provided that any such fee increase: (A) shall be similarly applied to Fiserv's clients receiving similar services; and (B) shall not exceed 20%.

(b) Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client's behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider. The Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv's service center(s), Client's site(s), and any applicable clearing house, regulatory agency, or Federal Reserve Bank.

(c) Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services ("Taxes"). In no event shall "Taxes" include taxes based upon the net income of Fiserv.

(d) Payment Terms. Estimated Fees are due and payable monthly 15 days after Client's receipt of invoice; except that Client may withhold an invoiced amount that is disputed by Client in good faith, provided that Client gives Fiserv written notice and explanation of such good faith dispute within 15 days after Client's receipt of invoice. Client shall pay Fiserv through the Automated Clearing House. In the event any undisputed amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.5 % per month. With the exception of amounts disputed in good faith as set forth herein, Client agrees that it shall neither make nor assert any right of deduction or set-off from Estimated Fees on invoices submitted by Fiserv for Fiserv Services.

4. Access to Fiserv Services. (a) Procedures. Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.

(b) Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the "Fiserv System") to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s), provided that any such change shall not have a material adverse affect on the Services. Fiserv will provide at least 30 days prior written notification to Client of any material change that affects Client's normal operating procedures, reporting, or service costs prior to implementation of such change.

(c) Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client's access to Services. Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as set forth in the Exhibits.

(d) Terminals and Related Equipment. Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client's location(s), Fiserv's service center(s), and/or other necessary location(s). Fiserv's terminal and equipment requirements shall be set forth on the applicable exhibits. Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.

5. Client Obligations. (a) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software; Client agrees to pay Fiserv's standard fee for recertification of the Fiserv System resulting therefrom.

(b) Client and Fiserv Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System. Client shall supply Fiserv with reasonable access to Client's site during normal business hours for Implementation Services and shall cooperate with Fiserv personnel in their performance of Services. Fiserv shall cause its representatives to comply with Client's facility, safety, and security rules and regulations and other reasonable instructions of Client when performing work at a Client facility, provided that Client supplies Fiserv with copies of all such rules and regulations in writing and reasonably in advance, and shall conduct its work at Client facilities in such a manner as to avoid endangering the safety, or interfering with the convenience of, Client's representatives of customers. Upon the reasonable request of Client, in the event any Fiserv representative violates any of such rules and regulations while performing Services at Client's facility, Fiserv agrees to remove such Fiserv representative as soon as practically possible and replace such representative as soon as practicable.

(c) Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

(d) Year 2000 Compliance. Client shall be responsible for ensuring that its systems are Year 2000 compliant and capable of passing and/or accepting date formats from and/or to the Fiserv System.

6. Ownership and Confidentiality. (a) Definition.

(i) Client Information. "Client Information" means: (A) the following type of information that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv): confidential plans, customer lists, data, trade secrets, business information, research, development, business affairs (including that of Client's affiliates, customers, or vendors or suppliers), proprietary material, and any other information of any kind whatsoever which Client discloses, in writing, orally or visually, to Fiserv or to which Fiserv obtains access in connection with the negotiation and performance of this Agreement which relates to the Client, its customers and employees, or third-party vendors of licensors who have made confidential or proprietary information available to Client; and (B) any information and data concerning the Client's customers or the business and financial records and accounts of Client's customers (whether or not any such information is marked with a restrictive legend); and (C) any information and data received from Client that Fiserv reasonably ought to know is confidential (whether or not any such information is marked with a restrictive legend).

(ii) Fiserv Information. "Fiserv Information" means: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend); and (C) any information and data received from Fiserv that Client reasonably ought to know is confidential (whether or not any such information is marked with a restrictive legend).

(iii) Information. "Information" means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party ("Recipient") (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

(b) Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Discloser"). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. Fiserv acknowledges that Client has a responsibility to its customers to keep information about its customers and their records and accounts strictly confidential. In addition to the other confidentiality obligations set forth in this Agreement, Fiserv specifically agrees that it will not use any information about Client's customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act and it will not disclose or use any customer information other than to carry out the specific purposes for which Client disclosed such information to Fiserv. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement. Recipient may disclose Information to (i) employees and employees of affiliates who have a need to know; and (ii) any other party with Discloser's written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of this Agreement.

(c) Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know- how, or techniques contained in Information that are related to Recipient's business activities ("Residuals"), provided that in so doing, Recipient does not breach its obligations under this Section and subject further to the patents and copyrights of the Discloser. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

(d) Fiserv System. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access to the Fiserv System, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e) Information Security and Privacy.

(i) Fiserv acknowledges that Client is required to comply with the information security standards required by Title V of the Gramm-Leach- Bliley Act and the regulations issued thereunder and with other statutory and regulatory requirements. Fiserv shall adopt and maintain an information security program with appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding non-public Client customer information as adopted by any federal regulatory agencies having jurisdiction over Client's affairs (the "Guidelines").

(ii) Within 30 days of Client's written request, Fiserv shall make available for Client's review at Fiserv's data center Fiserv's written information security policies for the protection of Client customer information. The security policies shall be designed to: (A) Ensure the security, integrity and confidentiality of Client customer information; (B) Protect against any anticipated threats or hazards to the security or integrity of such information; and (C) Protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the person that is the subject of such information. The policies shall include provisions for intrusion testing and the prompt reporting to Client of security breaches and other incidents that Fiserv reasonably believes to have resulted in unauthorized access to Client customer information.

(iii) Fiserv shall update such policies as required by the Guidelines, and shall permit Client to review reports on implementation of its information security program and its information security policies as reasonably requested by Client, including without limitation review of audits, summaries or test results or other equivalent evaluations performed by Fiserv in this regard.

(iv) Fiserv shall comply with the applicable elements of such policies in performing the Services.

(f) Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.

7. Regulatory Agencies, Regulations and Legal Requirements. (a) Client Files. Records maintained and produced for Client ("Client Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv's possession relating to Client when formally requested to do so by an authorized regulatory or government agency, subject, however, to the following: Fiserv shall give notice to Client within 10 days of receiving requests by federal and/or state authorities to examine Fiserv's records pertaining to Client unless otherwise prohibited by the regulating authority. At Client's written request and sole expense, Fiserv shall reasonably cooperate with Client in seeking a protective order with respect to such records.

(b) Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements.

(c) Regulatory Audit. Fiserv acknowledges and agrees that the banking regulatory agencies having jurisdiction over Client may audit Fiserv's performance as required by law or regulation. Such audit may include both methods and results under this Agreement.

8. Warranties and Indemnities. (a) Fiserv Warranties and Indemnities. Fiserv represents and warrants that:

(i)(A) Services will conform to or exceed, in all material respects, the specifications and performance standards and service level requirements set forth in the Exhibits; (B) Fiserv will perform Client's work accurately in reliance upon Client supplying accurate data and information and materially complying with the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services and Fiserv shall perform the Services in a professional manner; (D) the Fiserv System will comply in all material respects with all applicable Federal and State regulations governing Services; and (E) the Fiserv System is Year 2000 compliant. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall promptly correct the data or information and/or reprocess the affected item or report at no additional cost to Client and in compliance with the performance standards and service level requirements set forth in the exhibits. Client agrees to supply Fiserv with a written request for correction of the error within 7 days, after Client's receipt of the work containing the error. Work reprocessed due to errors in data supplied by Client, on Client's behalf by a third party, or by Client's failure to materially comply with the procedures set forth by Fiserv shall be billed to Client at Fiserv's time and material rates, the applicable schedule for which shall be provided to Client on an annual basis;

(ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and its representatives, successors, and permitted assigns, and hold Client and its representatives, successors and permitted assigns harmless from and against any and all claims made or threatened by a third party and all related losses, expenses, damages, costs and liabilities, including royalties and license fees and reasonable attorneys' fees and expenses incurred in investigation or defense ("Damages") to the extent that such Damages arise out of an allegation that use of the Fiserv System infringes a United States patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims suits or proceedings. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim; and

(iii) If the Fiserv System becomes, or in Fiserv's reasonable opinion is likely to become, the subject of any claim, suit or proceeding arising from or alleging infringement of, or in the event of any adjudication that the Fiserv System infringes on, any United States patent, copyright, or other proprietary right of a third party, Fiserv, at its own expense shall take the following actions in the listed order of preference: (a) secure for itself the right to continue using the Fiserv System; or (b) if commercially reasonable efforts are unavailing, replace or modify the Fiserv System to make it non- infringing; provided, however, that such modification or replacement shall not degrade the operation or performance of the Services.

(b) Client Warranties and Indemnities. Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) Client has requisite authority to execute, deliver, and perform this Agreement. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (X) the use by Client of the Fiserv System in a manner materially different than that provided in this Agreement; and (Y) any and all claims by customers of Client arising out of the performance or non- performance of Fiserv Services by Fiserv ("Customer Claims"), provided that the indemnity listed in clause (Y) hereof shall not preclude Client's recovery of damages (including Client's payment of damages as a result of Customer Claims) pursuant to the terms and subject to the limitations of this Agreement.

THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE PARTIES. NEITHER PARTY MAKES, AND THE OTHER PARTY HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9. Limitation of Liability. (a) General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT'S USE OF FISERV SERVICES, OR FISERV'S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. FISERV'S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THE SERVICES SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR SERVICES RESULTING IN SUCH LIABILITY IN THE THREE (3) MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. FISERV'S AGGREGATE LIABILITY FOR A DEFAULT RELATED TO THIRD PARTY EQUIPMENT OR THIRD PARTY SOFTWARE WHICH MAY BE SUPPLIED BY FISERV PURSUANT TO THE ADDITION TO THIS AGREEMENT OF EXHIBIT L "MATERIAL PURCHASED THROUGH FISERV", SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR SUCH EQUIPMENT OR SOFTWARE. NEITHER PARTY MAY ASSERT ANY CLAIM AGAINST THE OTHER PARTY MORE THAN 3 YEARS AFTER SUCH CLAIM ACCRUED.

(b) Lost Records. If Client's records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv's liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client's possession.

10. Business Continuity Plans. (a) General. Fiserv agrees to establish, maintain and comply with a disaster recovery plan for each Service (collectively, the "Business Continuity Plan"). The Business Continuity Plan shall include contingency plans in the event of a Disaster, which is defined as any unplanned interruption of the operations of or inaccessibility to Fiserv's service center which requires, in Fiserv's reasonable judgment, relocation of processing to a recovery location. Upon Client's written request, Fiserv shall make the Business Continuity Plan available for Client's review at Fiserv's data center and shall update the Business Continuity Plan, subject again to Client's right to review as set forth herein. Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. If other repairs and restoration alternatives have been exhausted as contemplated under the Business Continuity Plan, Fiserv shall move the processing of Client's standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location. During a Disaster, optional or on- request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

(b) Communications. The Business Continuity Plan shall also include a plan for alternative communications in the event of a Disaster.

(c) Business Continuity Testing. Fiserv shall test the Business Continuity Plan at least annually upon at least 90 days prior written notice to Client unless such amount of notice is not practicable. Fiserv shall allow Client an opportunity to participate in and assist Fiserv with such testing. Fiserv shall provide the test results to Client's management, and shall make the test results available to Client's regulators, auditors, and insurance underwriters, as requested.

(d) Client Plans. Fiserv agrees to release information necessary to allow Client's development of its own business continuity plan that operates in concert with the Business Continuity Plan.

(e) Compliance with Applicable Performance Standards During a Disaster. Client understands and agrees that the Business Continuity Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error-free in the event of a Disaster, but in the event of a Disaster will use commercially reasonable efforts to comply with the applicable performance standards set forth in the Exhibits. Client shall adopt a disaster recovery plan relating to disasters affecting Client's facilities.

11. Termination. (a) Material Breach. Except as provided elsewhere in this Agreement, either party may terminate this Agreement in the event of a material breach by the other party not cured within sixty (60) days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(b) Failure to Pay. In the event any invoice remains unpaid by Client 30 days after due, Fiserv, at its sole option, may terminate this Agreement and/or Client's access to and use of Fiserv Services. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 30 days of the invoice date specifying the nature of the disagreement.

(c) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

(d) Defaults. If Client defaults in the payment of any sum of money due as set forth in Section 11(b); or if either party breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations and fails to cure such breach as set forth in Section 11(a), or commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of the party's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency; then, in any such event, the other party may, upon written notice, terminate this Agreement. In addition, where Fiserv is the terminating party, Fiserv shall be entitled to recover from Client as liquidated damages an amount equal to the termination fee calculated pursuant to Section 11(e) below. Client party agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys' fees, in taking any of the foregoing actions.

(e) Convenience. Client may terminate this Agreement by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying Client's largest monthly invoice for each Fiserv Service received by Client during the term (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder) by 80% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on Fiserv's books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.

(f) Transition Services. Upon termination of this Agreement for any reason, Fiserv agrees to continue to provide the Services to Client for up to 180 days, if so requested by Client, subject to the following:

(i) Client shall provide written notice to Fiserv at least 60 days in advance of its need for such Services.

(ii) Client shall pay for the Services at the then-current fees under the Exhibits plus 30%, unless Client is terminating this Agreement pursuant to Section 11(d), in which event such 30% increase shall not apply.

(iii) If Fiserv is terminating this Agreement pursuant to Section 11(b), Client shall pre-pay Fiserv for all Services requested.

Fiserv further agrees to otherwise cooperate and provide reasonable and customary assistance to Client to enable Client to deconvert from the Fiserv System as it transitions to a new provider of the Services.

(g) Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in a Fiserv format, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client, unless such payments are in dispute in accordance with Section 3(d); and (B) any and all other amounts that are due or will become due under this Agreement, unless such payments are in dispute in accordance with Section 3(d); (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (iv) Client has returned to Fiserv all Fiserv Information. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after 90 days from the final use of Client Files for processing.

(h) Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client's premises.

12. Dispute Resolution. (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16. The arbitrators shall apply the substantive law of the State of California, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Santa Clara County, California or at another situs if the parties so mutually agree, the proceedings to resolve the second such dispute shall be held in Santa Clara County, CA, and the proceedings to resolve any subsequent disputes shall alternate between Milwaukee, Wisconsin and Santa Clara County, CA.

13. Insurance. Fiserv shall at its own expense secure and maintain, and provide to Client evidence of such coverage if Client so requests, the following types of insurance policies:

(i) Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and/or death and property damage and/or personal injury;

(ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;

(iii) All-risk property coverage including Extra Expense and Business Income coverage; and

(iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $500,000 coverage for Employer's Liability.

14. Audit. Fiserv shall employ an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, as may be required by law or regulation, Fiserv shall have, at its sole cost and expense, periodic independent audits of its operations performed at least annually. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv's provision of Services.

15. General. (a) Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by either party, whether pursuant to change of control or otherwise, without the other party's prior written consent, which shall not be unreasonably withheld; provided, however, that Client may assign this Agreement to its successor upon a change of control, subject to the following: (i) Such exception shall not be applicable in the event Client has licensed Products from Fiserv under this Agreement; (ii) the successor assignee shall be financially viable and of proven ability to meet the requirements of this Agreement; (iii) the successor assignee shall remain liable for then existing and future obligations, acts, and omissions under this Agreement; and (iv) Client shall give Fiserv at least 30 days prior written notice of such assignment. Fiserv may subcontract any Services to be performed hereunder, provided, however, Fiserv provides to Client the list of its subcontractors prior to the execution of this Agreement, and upon Client's request thereafter. Any such subcontractors shall be required to comply with all applicable terms and conditions of this Agreement, including without limitation Sections 6, 10, and 13.

(b) Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

(c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d) Governing Law. This Agreement will be governed by the substantive laws of the State of California, without reference to provisions relating to conflict of laws. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

(e) Force Majeure. Neither party shall be liable for failure to perform under this Agreement if its failure to perform is caused by any of the following conditions: acts of God, war or civil disorder, fire, flood, sabotage, changes in government codes, laws and regulations, or other causes beyond the commercially reasonable control of the affected party, provided, however, that Fiserv shall not rely on this force majeure provision as an excuse or delay in its performance before first deploying the applicable elements of the Business Continuity Plan.

(f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

(g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h) Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.'s audited consolidated financial statements.

(i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

(j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k) Exclusivity. Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term "Client" shall include Client affiliates. Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) during the term of this Agreement without Fiserv's prior written consent. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with such acquired entity as soon as practicable after termination of such acquired entity's previously existing arrangement for these services. If Client acquires a Fiserv client receiving the same services as the Services from the same Fiserv business unit providing such Services (the "Acquired Entity"), and Client moves all of the Acquired Entity's processing under this Agreement, Fiserv will allow termination of the Acquired Entity's Fiserv processing agreement without payment of a termination fee under such agreement, provided that the Services under this Agreement (including the additional processing for the Acquired Entity) continue for at least the remainder of the then-current term of the Acquired Entity's Fiserv processing agreement (the "Minimum Term"). If the Services do not continue for the Minimum Term, Client shall pay to Fiserv the termination fee under the Acquired Entity's Fiserv processing agreement for the remainder of the Minimum Term.

(l) Recruitment of Employees. Client agrees not to hire Fiserv's employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with Fiserv's prior written consent.

(m) Publicity. The parties shall mutually agree on a press release relating to the execution of this Agreement. Each party shall mutually agree with the other regarding any media release, public announcement, or similar disclosure relating to this Agreement or its subject matter and shall give the other party a reasonable opportunity to review and comment on the content of such release, announcement, or disclosure prior to its release. Notwithstanding the foregoing, Fiserv shall have the right to make general references to Client and the type of services being provided by Fiserv to Client under this Agreement in Fiserv's oral and visual presentations to Fiserv clients, prospective Fiserv clients, and financial analysts, provided that such reference shall be consistent with any such mutually agreed press release.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.
For Client:	For Fiserv:
Heritage Commerce Corp.	Fiserv Solutions, Inc.
By:/s/ Philip L. Griffin	By:/s/ Sam Langham
Name: Philip L. Griffin	Name: Sam Langham
Title: Executive Vice President / CIO	Title: Executive Vice President, Fiserv Los Angeles
By: /s/ Teri Carstensen
Name: Teri Carstensen
Title: President, Western Region IP Operations

Date: October 20, 2003	Date: October 22, 2003

Account Processing Services

Client agrees with Fiserv as follows:

1. Services. Fiserv, through its affiliate, Information Technology, Inc., will provide Client the Account Processing Services ("Account Processing Services") specified in Exhibit A-1.

2. Fees. Client shall pay Fiserv the fees and other charges for the Account Processing Services specified in Exhibit A-1. The fees listed in Exhibit A-2 are valid for the account processing services Client contracts for as of the date of the Agreement. If Client seeks additional services from Fiserv during the term of the Agreement, Fiserv's fees therefore will be quoted to Client upon request. Fiserv agrees to give at least 30 days written notice to Client of any changes in the rules and procedures established for processing, unless such changes are caused by changes made by the Federal Reserve System or otherwise beyond the control of Fiserv, not permitting Fiserv to give such notice. Fiserv also agrees to give Client at least 30 days written notice of changes to the Exhibits as may be necessary to cover any increases in Federal Reserve System costs and charges. The fees listed in Exhibit A-2 may be changed annually effective on the first anniversary date of the Effective Date of this agreement and each succeeding Effective Date anniversary upon sixty (60) days advance notice to Client. Each change shall be limited to the change in the U.S. Department of Labor, Consumer Price Index ("CPI") for All Urban Households in San Jose Metropolitan Area for the most recent 12-month period for which such information is available or three percent, whichever is greater. Fiserv will provide Client with 60 days prior written notification of the fee change.

3. Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv promptly of any errors or discrepancies. Provided that Client notifies Fiserv promptly of any discrepancy in Client's accounts, Fiserv shall, at its expense, promptly re-compute accounts affected by discrepancies solely caused by the Fiserv Systems or provide for another mutually agreeable resolution. Fiserv will use its best efforts to correct errors attributable to Client or Client's other third party providers. Reconstruction of error conditions attributable to Client or to third parties acting on Client's behalf will be done at prevailing rates as set forth in Exhibit A-2.

4. Annual Histories. Fiserv currently maintains annual histories, where applicable, for its clients. These histories can be used to reconstruct Client Files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

5. Hours of Operation. Account Processing Services will be available for use by Client during standard Fiserv business hours, excluding holidays, as specified in Exhibit A-3. Account Processing Services may be available additional hours, during which time Client may use Services at its option and subject to additional charges, pricing for which shall be provided to Client on an annual basis upon Client's request.

6. Performance Standards. Fiserv shall perform the Services in compliance with the performance standards for the Account Processing Services ("Performance Standards") set forth in Exhibit A-4. Fiserv shall not be liable for any damages or losses to Client if the Account Processing Services are performed in accordance with the Performance Standards and the terms of this Agreement.

7. Protection of Data. (a) For the purpose of compliance with applicable government regulations, Fiserv has an operations backup center, for which Client shall be charged no additional fees as of the Effective Date; provided that Client may be charged a fair, prorated fee to the extent substantial changes are required by law or regulation. Copies of transaction files are maintained by Fiserv off premises in secured vaults.

(b) Upon Client providing access to Client Files through Client's customers' personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems.

8. Processing Priority. Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.

9. Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges. Custom forms ordered through Fiserv will be subject to a 15% administrative fee for warehousing and inventory control. Forms ordered by Client and warehoused at Fiserv will be subject to the administrative fee set forth in Exhibit A - 2.

10. Regulatory Supervision. By entering into this Agreement, Fiserv agrees that regulatory agencies having authority over Client's operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:	For Fiserv:
Heritage Commerce Corp.	Fiserv Solutions, Inc.
By:_______________________	By:______________________
Name: Philip L. Griffin	Name: Sam Langham
Title: Executive Vice President / CIO	Title: Executive Vice President, Fiserv Los Angeles

Date: ____________________	Date: ____________________

Account Processing Services Description

Client and Fiserv agree as follows:

1. Fiserv Responsibilities. Fiserv will provide Client with the following ITI Software Account Processing Services for the fees and charges out lined in Exhibit A-2:

a. Base Services:

  Account Analysis
  ACH Processing
  ATM Card Management and Transaction Authorization
  Auto Transfers
  Certificates of Deposits
  Customer Information File (CIF)
  Demand Deposit Accounting
  Financial Management System (G/L)
  Host Disaster Recovery Back Up
  Lines of Credit
  Loan Account Processing
  Loan Investor Reporting
  Mortgage Loans
  EIM NSF/OD Return Processing
  Query Report Writer - SMART
  Retirement Processing
  Release Installation
  Savings Account Processing
  Service Charge Modeling
  Sweep Accounting
  Tape - Fiserv Forms & Graphics or Deluxe Generation for Coupon Books (Weekly)
  Tape (TRW) Format Generation for Credit Bureau (Monthly)

b. Interfaces:

  ATM + Balance File or Behind the Switch
  Deposit Platform
  Host Teller
  Fiserv Item Processing
  Loan Platform

c. Network Support Services:

  Data Communication line between Fiserv's account processing center and Client's primary banking location.

d. Training:

  Refresher training available (additional cost)

e. Help Desk Services

  Staffing and maintenance to undertake investigations, inquiries, and problem resolution associated with the Application Processing Services software.

  Applications support personnel will be available to assist and support Client's support services staff.
  Account Management Staff to call on Client.

f. In addition to the services described above, Fiserv will provide programming services specific to migrating existing SMART reports, as defined by Client, to Premier Prime format. Client will provide specifications of desired SMART reports to Fiserv. Fiserv will begin the programming effort associated with migration upon execution of this Agreement and shall provide Prime format examples to Client for Client's review and approval.

2. Client Responsibilities. Client will be responsible for the following activities:

a. Personnel:

  Project Manager
  Staff necessary to assist in Implementation Services
  Courier services for delivery of data

b. Third Party Software

  Evaluation, selection, licensing, and procurement of maintenance for third party application software as mutually agreed by Fiserv and Client.

  Obtain any necessary consents to utilize third party software licensed to Client as of the Effective Date, which consents shall be provided to Fiserv (the obtaining of such consents shall be a condition precedent to performance by Fiserv of its obligations).

  Advising Fiserv of any connections, upgrades, or enhancements that become available from third party vendors so that they may be installed on a mutually agreeable schedule and in accordance with the third party vendor's recommended time schedule.

  Providing Fiserv with a complete copy of all license and maintenance agreements related to third party software.

Account Processing Service Fees

Fiserv will provide Client the following Account Processing Services in a Resource Management environment (Client licenses all ITI software from Information Technology Inc., Lincoln, NE) at the fees and prices indicated:

1. Account Charges (Per Month, Per Account)
Account Range Tiers
First 5,000 Accounts	$0.7000
Next 20,000 Accounts	0.6500
Next 75,000 Accounts	0.6000
Over 100,000 Accounts	0.5500

Closed Accounts	0.4500

Open and closed accounts of the following types are included in the monthly per account total for billing purposes: Demand Deposit, Savings, Certificates of Deposit, Loan Notes.

2. Other Monthly Charges

		Monthly
	Rate	Charge
Data Communications Line Charges - two lines proposed. One T-1 circuit for network connectivity, one 512K line for reports and image statement file delivery.	Pass Thru	Pass Thru
Courier	Pass Thru	Pass Thru
Microfiche - originals (per piece)	$2.0000	**
Microfiche - duplicates (per piece)	$0.3500	**
Network Management (per PC workstation)	$5.0000	**
Fiserv Local Print (per page)	$0.0300	**
SMART Reports ($50 monthly minimum, over 10 @ $5.00 per execution)	$5.0000	**
(Note Prime deployed to replace SMART Reports)

** Monthly charge is dependent on volume.

3. Optional Modules & Services

(Bold denotes proposed in initial configuration)	Monthly
Service Fee
ATM Interface - Positive Balance File	$100
ATM Interface - Standing Behind the Switch (Fiserv EFT)
Accounts Payable	$125
Asset Liability Module
Automated Collateral Insurance Module
Automated Credit Reporting
Bond Accounting System
Bulkfile Module (transmission only)	$100
CFI Laser Pro or Bankers Systems Interface (requires third party software)	$150
CFI Deposit Pro or Bankers Systems Interface (requires third party software)	$150
Check Reconciliation System	$150
Currency Transaction System
Delinquent Child Support Module (quarterly run & charge)	$175
Data Communications File Transfer	Included
Express Exception Item Module	Included
Federal Call Reporting
Fixed Assets	$75
Optional Modules & Services (continued):	Monthly Service Fee
Holding Company Reporting (daily)	$100
Loan Custodial Module
On-line Loan Collection System (requires hardware)
Paperless Item Module (ACH Origination)	$150
ACH payroll files submitted for processing $10/file
Platform Transfer Module	Included
Retirement Account Reporting Module	Included
Safe Deposit Accounting System
Stockholder Accounting System
Telebanc (Administration Fee)	$250
Telebanc Hardware and Software System (provided by client) to be located at client site
Bill Payment Module
Remote Print (Depcon - software)	$133
Implementation of ITI modules for initial configuration	$233

Note: Client may choose to discontinue use of CFI Deposit Pro Interface and Fixed Assets optional modules anytime during term of Agreement. Upon notification of termination from Client, Fiserv LA will discontinue service of module(s) and no longer charge monthly service fee for specified module(s).

4. One-Time Fees for Conversion, Implementation, Training and Other Costs

Service Bureau
Implementation Assistance/Set up Fee	$ 7,500

(Assistance with Data Mapping, Integration, General Ledger Design, Test Bank Availability, Disaster Plan Setup, Remote Print Setup)

Training On site for Implementation	N/A

(End user training on-site, per day at $1,000). Additional training is available at Fiserv Los Angeles or Fiserv ITI at the discretion of the Client. A schedule of training classes may be obtained from a Client Account Manager or Help Desk Representative.

Premier II ITI Installation Fees

Director (Excludes Server Transportation Costs)	$3,500

Document Import Program (DIP) for Prime Report ingestion into Director	Included

(Client to pay ITI license fee for DIP module. Fiserv LA to install DIP program.)

Prime (Excludes Server Transportation Costs)	$3,000

Director Server Upgrades	$14,304

Server cards and fiber optic cables connection to mainframe

Implement Network backup services

One time for the programming and project management related to the migration of report from	$ 7,500

SMART to Premier Prime format, in conformance with Client's specifications. Client will provide specifications of desired SMART reports to Fiserv. Fiserv will begin programming effort associated with migration upon execution of Agreement and shall provide Prime format examples to Client for review and final approval.

Travel & Expenses for Installation Services & Training additional.

Director

Monthly Fees

Facilities Management of Client's Director Server system in Fiserv LA Data Center $ 1,500.00

  Storage of reports and check images to be maintained on Client's Director Server

- Image Statement Composition to be performed on Client's Director Server

  Image Statement Print file to be transferred to Client's Director Server for rendering

Client's responsibility:

  Any cost of hardware and software upgrade to Director Server is the Client's responsibility
  On-going equipment maintenance cost is Client's responsibility
  All Director seat licenses are Client's responsibility

Fiserv responsibility:

  All daily ITI Director processing
    Statement Composition
    Daily reports committed to COLD
    Daily ingestion of check images
  All ITI release upgrades
  Fiserv will implement any hardware and software to keep Director Server current with ITI standards at the current Fiserv LA time and materials rate.

If Image Statement Print is necessary to be performed by the Fiserv LA Data Center:

Image Statement Rendering through Director (virtual-render back) $0.075/acct.

Image Statement Print $0.035 per side

Courier Fees to deliver image statements to Heritage for rendering additional

Premier Prime

Monthly Fees

Facilities Management of Heritage Prime Server system in Fiserv LA Data Center $ 970.00

Client's responsibility:

  Any cost of hardware and software upgrade to Prime Server is the Client's responsibility
  On-going equipment maintenance costs is Client's responsibility
  All Prime seat licenses are Client's responsibility
  Databases to be maintained on Client's Prime Server
  Number of databases at Client's discretion

Fiserv responsibility:

  Quarterly OFAC Reports
  Daily Extract
  Excess Per Account Fee > 13,333 accounts at $0.03 per account (accounts defined in Exhibit A-2 number 1.)
  All ITI release upgrades
  Fiserv will implement any hardware and software to keep Director Server current with ITI standards at the current Fiserv LA time and materials rate.

Premier eCom and eCorp

  Client will continue to use Premier eCom and eCorp services from Fiserv eSolutions in Brookfield, WI.
  Fiserv LA will install data circuit between Chatsworth, CA and Brookfield, WI for this service
  Client will be responsible for data circuit costs for this service.

Fiserv Los Angeles will arrange with Client to have hardware maintenance for Client's Director and Prime Servers to be included within the Fiserv Los Angeles Data Center maintenance plan. Fiserv Los Angeles Data Center will charge a 15% administrative fee on the actual Client maintenance fees for handling charge and reporting to Client.

Heritage Commerce Corporation to provide the following software, hardware & systems as necessary:

  Communication Routers & Hubs
  PC Workstations for Teller, Platform and Premier
  Premier Thin Client Server (Navigator Communications Server)
  Platform Scanner Hardware
  Third-party software Server Operating System
  Workstation software MS Access & SQL

Account Processing Hours of Operation

The Fiserv Los Angeles Data Center will be in operation for on-line Account Processing Services in accordance with the following:

Monday 7:00 a.m. - 7:00 p.m.

Tuesday 7:00 a.m. - 7:00 p.m.

Wednesday 7:00 a.m. - 7:00 p.m.

Thursday 7:00 a.m. - 7:00 p.m.

Friday 7:00 a.m. - 7:00 p.m.

Saturday 8:00 a.m. - 2:00 p.m.

Sunday Not on-line

All times stated are in accordance with prevailing local times for the Fiserv Los Angeles Data Center. The Fiserv Los Angeles Data Center observes national holidays, and will be closed for on-line operations. Fiserv Los Angeles Data Center will provide to Client as part of the project plan a Fiserv Los Angeles Data Center contact list and escalation procedure.

Account Processing Performance Standards

Client and Fiserv agree as follows:

1. Measurement Period. The measurement period applicable to these performance standards shall be one month (the "Measurement Period") and settlement quarterly based on published quarterly reports by Fiserv Los Angeles.

2. On-Line Availability

a. Fiserv's standard of performance shall be on-line availability of the Fiserv System (exclusive of failures of telecommunications and terminals) 99% of the time that it is scheduled to be so available over the Measurement Period. Actual on-line performance will be calculated monthly by comparing the number of hours that the Fiserv System was scheduled to be operational on an on-line basis exclusive of preventive maintenance and scheduled maintenance with the number of hours, or a portion thereof, it was actually operational on an on-line basis, as further defined below. Preventive maintenance will not be scheduled during normal online processing hours. Preventive maintenance will be performed on only mission critical equipment during on-line processing hours. Downtime caused by reasons beyond Fiserv's control will not be considered in the statistics.

b. Fiserv agrees to apply credits to Client's account for Fiserv's failure to achieve the on-line availability standard of 99% in any given month in accordance with the schedule set forth below:

0 minutes/month unavailable 100% Fiserv LA will receive $125 bonus credit

1-160 minutes/month unavailable 99% Availability standard met

161-315 minutes/month unavailable 98% $250 credit to Client

316-475 minutes/month unavailable 97% $500 credit to Client

476- greater min./month unavailable 96% $750 credit to Client

3. Report Availability

a. Fiserv's standard of performance for report availability shall be that, over the Measurement Period, 98% of all Critical Daily Information shall be available for remote printing or dispatch to the courier on time without significant errors. Critical Daily Information shall mean priority group reports that Fiserv and Client have mutually agreed in writing are necessary to properly account for the previous day's activity and properly notify Client of overdraft, NSF, or return items. The agreed upon Critical Daily Information shall include core DDA, SAV, COD, LAS and FMS (critical FMS reports only to be identified in the project plan) reports necessary for servicing Bank client needs. On time delivery for Critical Daily Information shall be 6:30 a.m. Pacific time if delivered to Client's remote print facility and 8:30 a.m. Pacific time if delivered to Client by courier. On time delivery for Special Forms defined as Notices and Check print files shall 6:30 a.m. Pacific time if delivered to Client's remote print facility. A significant error is one that impacts Client's ability to properly account for the previous day's activity and/or properly account for overdraft, NSF, or Return items. Actual performance will be calculated monthly by comparing the total number of reports scheduled to be available from Fiserv to the number of reports that were available on time and without error.

b. Fiserv agrees to apply credits to Client's account for Fiserv's failure to achieve the report availability standard of 98% (on time and without error) in any given month in accordance with the schedule set forth below:

100% availability Fiserv LA will receive $125 bonus credit

98-99.9% availability Report availability standard met

96-97.9% availability $300 credit to Client

less than 96% availability $500 credit to Client

4. Response Time - Fiserv's response time performance standard for 98% of transactions shall be 2 seconds for a teller transaction or 3.5 seconds for a terminal transaction on average as determined from measurements taken over a Measurement Period. A transaction shall mean a basic deposit, withdrawal, or monetary transaction. The measurement shall begin when the host computer receives the data transmitted from the central processor and shall end when the first data element has been received at the controller. Fiserv will log and retain a record of response time maintaining appropriate analytical reports. Fiserv will work with Client and third party vendors to ensure that the response time set forth herein is met on an ongoing basis.

5. Client Inquiries - All Client inquiries will be acknowledged by Fiserv within 2 hours of request. A resolution of the inquiry will be completed by Fiserv within 24 hours of the inquiry unless a later mutually agreeable time is agreed to by Fiserv and Client.

6. Daily ACH

a. Fiserv shall process and post daily ACH by 9:00 a.m. Pacific time on each business day 99% of the time based on the Measurement Period.

b. Fiserv agrees to make the applicable credits to Client's account for Fiserv's failure to process and post daily ACH by the hour specified above 99% of the time in any given month in accordance with the schedule set forth below:

100% Fiserv LA will receive $125 bonus credit

99-99.9% Daily ACH standard met

96-98.9% $150 credit to Client

less than 96% $300 credit to Client

7. Daily MICR Files

a. Fiserv shall process and memo post by 9:00 a.m. Pacific time on each business day the daily MICR electronic files from the Fed 99% of the time based on the Measurement Period. Measurement of this performance goal is dependent on Fiserv LA receiving the electronic file from the Federal Reserve Bank in sufficient timeframe to complete processing and memo posting by the stated timeframe. File must be presented by Federal Reserve Bank by 8:00 a.m. PST on each business day.

b. Fiserv agrees to make the applicable credits to Client's account for Fiserv's failure to process and memo post daily MICR electronic files by the hour specified above 99% of the time in any given month in accordance with the schedule set forth below:

100% Fiserv LA will receive $125 bonus credit

99-99.9% Daily MICR files standard met

96-98.9% $150 credit to Client

less than 96% $300 credit to Client

8. Client Direct File

Client will transmit the wire transfer file to Fiserv LA for posting by 6:00 p.m. Pacific time daily 99% of the time. Client will be responsible for execution of daily transmission to Fiserv LA for processing. Fiserv shall process the file nightly.

9. Image Statement Composition and File Transfer.

a. Fiserv LA will compose Client's image statement using the Client's Director Service system and transmit print file to Client between 8:00 a.m. and 9:00 a.m. Pacific time the morning after statement cycles dates (including EOM) 99% of the time during each Measurement Period. Client is responsible for print and finishing work associated with the statement process.

b. Fiserv agrees to apply credits to Client's account for Fiserv's failure to compose the image statement and transfer the print file by the timeframe specified above 99% of the time in any given month in accordance with the schedule set forth below:

100% timely delivery Fiserv will receive $125 bonus credit

99-99.9% timely delivery Standard met

96-98.9% timely delivery $250 credit to Client

less than 96% timely delivery $500 credit to Client

c. Fiserv and Client agrees to review this performance standard after 60 days and after March 2004 EOM and May 2004 EOM of actual performance and use commercially reasonable efforts to improve the specified time of statement print file delivery to better meet the Client's business requirements.

Item Processing Services

Client agrees with Fiserv as follows:

1. Services. Fiserv will provide Client the Item Processing Services ("Item Processing Services") specified in Exhibit B - 1.

2. Due Diligence. All necessary information concerning Client's requirements for Item Processing Services shall be set forth in a business assumptions list (the "IP Business Assumptions List"), as set forth in Exhibit B - 5. Client acknowledges that Fiserv has relied on the information contained in the IP Business Assumptions List in determining pricing and performance levels for the Item Processing Services. In the event of material change(s) in the actual volumes (other than increased volumes due to the growth of Client's business), types of items, and delivery times for work received from Client, as compared to the IP Business Assumptions List, Fiserv shall have the right to adjust its fees and/or performance standards accordingly upon 60 days' written notice to Client; provided that such right shall not apply in the event of increased volumes due to the growth of Client's business. Any increase in fees resulting from this due diligence process shall not be subject to the CPI limitations as set forth in Section 3 below.

3. Fees. Client shall pay Fiserv the fees and other charges for the Item Processing Services specified in Exhibit B - 1. Fees listed in Exhibit B - 2 are valid for item processing services and locations that Client contracts for as of the date Effective Date. If Client wishes to obtain additional services and/or use additional locations from Fiserv during the term of the Agreement, Fiserv fees and services available, therefore will be quoted to Client upon request. Fiserv agrees to give at least 30 days written notice to Client of any changes in the rules and procedures established for processing items, unless such changes are caused by changes made by the Federal Reserve System or otherwise beyond the control of Fiserv, not permitting Fiserv to give such notice. If any such change affects Fiserv's ability to meet the Performance Standards in Exhibit B - 3, Fiserv and Client shall agree on the appropriate amendment to the affected Performance Standard(s). Fiserv also agrees to give Client at least 30 days prior written notice of changes to the Exhibits as may be necessary to cover any increases in Federal Reserve System costs and charges. The fees listed in Exhibit B - 2 may be changed annually effective each January 1 beginning in the year 2005 upon 60 days advance notice to Client. Each change shall be limited to the change in the U.S. Department of Labor, Consumer Price Index ("CPI") for All Urban Households in San Jose Metropolitan Area for the 12-month period proceeding each January 1, or (3%), whichever is greater. Fiserv will provide Client with 60 days prior written notification of the fee change.

4. Performance Standards. Fiserv will perform the Item Processing Services in accordance with the performance standards specified in Exhibit B - 3 (the "Performance Standards"), subject to Client materially meeting its performance obligations as set forth in Exhibits B - 1 and B - 3. Fiserv shall not be liable for any damages or losses to Client if the Item Processing Services are performed in accordance with the Performance Standards and the terms of this Agreement.

5. No Fiduciary Relationship. Fiserv shall perform such Item Processing Services for which Fiserv shall subscribe as agent of Client, and Fiserv shall not have by reason of this Agreement a fiduciary relationship with respect to Client.

6. Lost, Destroyed, and Misplaced Items. Fiserv assumes no liability for any item lost, destroyed, or misplaced while in transit before the item physically arrives at the premises of Fiserv and is received by Fiserv. In the event any items are lost, destroyed, or misplaced, and such event is not due to negligence or intentional misconduct by Fiserv, Client shall be solely responsible for the costs and expenses incurred by Fiserv in reconstructing any such items and for any damages or other losses that may be incurred by Fiserv due to the collection of such items. In the event Fiserv loses, destroys, or misplaces deposited items as a result of negligence or intentional misconduct after acceptance of said deposit, Fiserv shall be liable only for reasonable reconstruction costs of the deposit. Reasonable reconstruction costs shall be only those costs that arise from reconstruction of a microfilmed deposit. Fiserv shall not be liable for reconstruction costs associated with a deposit for which Client cannot provide a microfilmed record of such item(s) contained in the deposit. In no event shall Fiserv be liable for the face value of any lost or missing item(s).

7. Governmental Regulation. This Exhibit shall be governed by and is subject to: the applicable laws, regulations, rules, terms and conditions, as presently in effect or hereafter amended or adopted, of the United States of America, Federal Reserve Board, Federal Reserve Banks, Federal Housing Finance Board, and any other governmental agency or instrumentality having jurisdiction over the subject matter of this Exhibit. Each party agrees to abide by such requirements and to execute and deliver such agreements, documents, or other forms as may be necessary to comply with the provisions hereof, including, without limitation, agreements to establish Fiserv as Client's Agent for purposes of delivery of items processed hereunder from or to the Federal Reserve Banks. Any such agreements shall be made a part of this Agreement and are incorporated herein. A change or termination of such laws, regulations, rules, terms, conditions, and agreements shall constitute, respectively, a change or termination as to this Exhibit, subject to the limitations set forth herein.

8. Client Responsibilities. Client shall submit all items to Fiserv and otherwise comply with all Client obligations in accordance with the requirements set forth in Exhibit B - 1. Client shall maintain adequate supporting materials (i.e. exact copies of items, records, and other data supplied to Fiserv) in connection with the provision of Item Processing Services. Client shall provide written notice of confirmation and/or verification of any instructions given by Client, its agents, employees, officers, or directors to Fiserv in connection with Fiserv's provision of Item Processing Services. Client shall be responsible for balancing its accounts each business day and notifying Fiserv, within 7 business days, of any errors or discrepancies. In the event Fiserv discovers an error or defect (Client understands that Fiserv shall be under no duty to discover any such error or defect), Fiserv shall, upon Client's request, correct any such error or defect and to make any adjustments in order to correct such error or defect, consistent with the applicable performance standards.

9. Definition of Item. An item is defined as all checks and other documents presented to Fiserv for processing, transactional entries generated by Client, such as teller cash tickets, general ledger entries, loan entries and all control documents such as batch tickets.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit B to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client: Heritage Commerce Corp. By:___________________________ Name: Philip L. Griffin Title: Executive Vice President / CIO Date:___________________________	For Fiserv: Fiserv Solutions, Inc. By:___________________________ Name: Teri Carstensen Title: President, Western Region IP Operations Date:___________________________

Item Processing Description of Services

  Proof: On each business day (excluding Saturdays, Sundays, and holidays), Client will deliver to the Fiserv Processing Center, checks and other items deposited to accounts with Client. Client will provide extra deliveries in support of proof operations for peak day processing. Peak day processing is defined as any day when Client's volume is expected to exceed 20% of daily average volume of the previous months volume divided by the number of business days in the previous month.

    Client will contract with and pay for a courier, to pick up and deliver all work between Client and Fiserv. Both parties will mutually agree upon the times of pick-up and delivery. If Fiserv has not received the items from Client locations by the agreed upon delivery times, Fiserv may, in its sole discretion and without liability, delay the processing of such items until the next business day. Fiserv will contact Client's after-hours contact and apprise said contact of the situation. Client agrees to provide an after- hours contact and update that contact should there be any change in Client personnel.

    Client agrees to MICR encode documents to meet Fiserv requirements (ABA and Account Numbers and Tran-codes)

    Client is responsible for microfilming all items submitted to Fiserv.

    Client agrees that all transactional entries, involving tellers' cash tickets, general ledger entries, or loan entries shall be in balance, and that Fiserv may return to Client, unprocessed, any transactional entries that are not in balance.

    Client agrees to segregate all over-the-counter items into batches not to exceed 3" in depth and to identify each such batch with an appropriate batch header, which batch header shall meet written requirements provided by Fiserv. Client further agrees to segregate all items by type (i.e., single deposit items will be batched separately from multiple deposit items), and to provide a total for each single batch.

    Client agrees to include a batch manifest for each bag of work submitted to Fiserv.

    From the items submitted to Fiserv, Fiserv shall retrieve such "on-us" information as may be necessary for the proper accounting of the items and shall transmit this information, through telephone lines or by such other means as Fiserv may, from time to time, deem appropriate to Client's data processor for data processing.

    Client authorizes Fiserv to create ledger holdover entries, deposit corrections, or such other entries to balance transactions, except for those transactions outlined in subsection 1.d. above, as may be necessary to the efficient processing of the items.

    After Fiserv has completed the process of retrieving and transmitting to Client's data processor the information necessary for data processing, all over-the-counter items not drawn against Client shall be forwarded for collection to such correspondent banks as Client may designate from time to time in writing to Fiserv.

    All items drawn against Client and those items internally generated shall be returned to Client or held by Fiserv in accordance with Client's written instructions.

2. Encoding: Fiserv will encode the dollar amount on all items needing encoding and presented to Fiserv as part of the Proof function described above. Fiserv may encode additional fields, such as account numbers, deposit ticket totals, or other items as specified by Client. Any such encoding will be according to terms agreed to by Fiserv. In no event will Fiserv be liable for losses to Client due to encoding errors if Client has not materially satisfied all of its obligations set forth in Section 1 above. Should Fiserv's encoding services fail to meet the performance standard for proof of deposit set forth in Exhibit B-3, and Client incurs a potential loss due to an encoding error, Client shall use its best efforts to collect the amount in question from its customer prior to submitting a claim for damages to Fiserv.

3. Exception Item Processing: Fiserv will either reject or pay items listed on the appropriate report, in accordance with written instructions, by Client's authorized officer or employee. The name of Client's officer or employee giving such instruction shall be noted on the item or on such other record as Fiserv may establish, together with the nature of the instruction. If Client has not instructed Fiserv regarding the disposition of any exception item drawn against Client by the agreed upon time each day, then Fiserv shall return it through the presentment chain to the depository bank or institution. Instructions to Fiserv on disposition of items that are received after the agreed upon deadline or are changed can result in a late charge as specified in this Exhibit. Should Fiserv's exception item processing fail to meet the performance standard for exception item processing set forth in Exhibit B-3, and Client incurs a potential loss due to an error, Client shall use its best efforts to collect the amount in question from its customer prior to submitting a claim for damages to Fiserv.

4. Statement Fine Sorting: [All checks, drafts, and other orders for the payment of money drawn against accounts at Client that are to be stored by Fiserv, will be retained by Fiserv until the end of each Client's checking account cycle. The items will be sorted and made available for Client pick-up by 12:00 p.m. on day of cycle. The checks will be sorting in account order based on the account number of the checks sorted. Rejects will be made available to Client for the sort. Any paid items from that day's return processing will be made available the next day for Client.

5. Inclearings: Client authorizes Fiserv to receive its inclearing items daily from the Federal Reserve Bank. Fiserv will balance the inclearing items to their cash letters, capture the items on magnetic media, microfilm or image scan and transmit the account information to Client's data processor. Fiserv will also pull out for further handling the appropriate items for exception handling or scrutinizing, and deliver the items to bulk file storage or to Client for further processing.

6. Courier Service: The parties hereto acknowledge that it will be necessary to make arrangements for the transport of items, records, and other data from Client to Fiserv and from the Federal Reserve or Correspondent bank to Fiserv. After Fiserv has provided the Item Processing Services, selected items, records, and data must be transported from Fiserv to Client and the Federal Reserve. The parties further acknowledge that the cost of such transportation shall be Client's sole responsibility.

    Client has the right to make provision for its own courier service to provide the needed transportation as set forth in subsection 1.a. above. Should Client not make provision for such courier service, or should Client request that Fiserv make arrangements for such courier service, then Fiserv, for Client benefit, shall make arrangements for such a courier service. Client must notify Fiserv to provide such courier service no less than 30 days prior to the date that Fiserv is to begin providing Item Processing Services.

    Client shall pay Fiserv for any and all charges, expenses, or costs incurred by Fiserv in contracting for said courier service.

    Client understands and agrees that Fiserv shall not have or assume any liability or responsibility for such items, records, or data until they reach Fiserv premises and that Fiserv shall have no further responsibility or liability for them after they leave Fiserv premises.

    The courier service shall at all times be deemed Client's independent contractor, and shall not, at any time or under any circumstances, be deemed Fiserv's agent or employee, regardless of whether said courier service, at any pertinent time herein, is affiliated with or employed by Fiserv.

    Fiserv will monitor and track deliveries for Client. Should a delivery be missing, Fiserv will notify Client promptly through appropriate channels. In the event of a dispute as to the proper delivery of any records, Fiserv's records of delivery will be accepted as the undisputed record of delivery.

7. Conversion Services: Fiserv will provide conversion services based on the information provided by Client during the due diligence process. Following Client's initial conversion to Fiserv Services, any additional requests will be submitted to Fiserv at least 90 days prior to the required implementation date. An estimate for the additional conversion services will be provided. The implementation time for the conversion will be delayed if Client requires more than 3 days to approve or decline the conversion estimate. Client also acknowledges that Fiserv must approve any changes to the MICR line and/or Account Number structure for Client prior to proceeding with a conversion. Fiserv will make best efforts to attempt to convert new MICR line and/or Account Number structures. Client agrees to eliminate any non-standard MICR line and/or Account number structure as identified during the due diligence process from its daily capture service within 120 days after the initial conversion date. Client acknowledges that Fiserv may elect to charge a fee as specified on this Exhibit, such as the Special Statements Fee listed in Exhibit B-2, for all non-standard items processed in the service. Consistent with the terms of the performance standards stated in this Exhibit, Client acknowledges that Fiserv may not be able to achieve the stated performance standards on accounts, transactions, or services involving non-standard MICR lines and/or Account Number structures. In the event that the Account Number appearing on the statement does not equal the Account Number on the MICR line, Fiserv will not be responsible for any performance standards relating to statement preparation and rendition.

Initial Client conversion is based on the IP Business Assumptions List obtained during the due diligence process. This work includes an inclearings, POD and bulk file sort pattern. In addition, it includes a single extraction program to support the transmission of a daily inclearings and POD file to a host site for processing. Sort specifications will be developed in support of statement rendition services. Standard reporting will be provided to Client to include a daily transaction report sorted in transaction and account order, recaps of transmissions and cash letters, and a daily cash report if required.

  Research Services: Fiserv will provide research and photocopy services upon request by Client. Upon receipt from Client of a request for subpoena work or other significant or voluminous research work, Fiserv will attempt to provide Client with an estimate of the time required and corresponding cost to complete the request prior to commencing the research services. Client must have selected an archival storage service with Fiserv to provide Research Services.

  Data Transmission: Client and Fiserv acknowledge and agree that Client has separately contracted with Client's data processor to provide data processing services for Client and that Fiserv shall have no responsibility for the timeliness or quality of the service provided by Client's data processor, unless such data processor is Fiserv. Client's data processor shall deliver directly to Client all reports generated from the data transmitted by Fiserv. Fiserv shall have no responsibility for the timeliness of such delivery or for the adequacy or accuracy of the reports supplied by Client's data processor, unless such data processor is Fiserv, except for errors caused by Fiserv failure to transmit information.

  Image Services: Fiserv will provide Client with remote research availability or exception item decision support via a work station from 8:00 AM Eastern Time to 12:00 AM Eastern Time Monday through Friday, excluding holidays, and on weekends and holidays from 8:00 AM Eastern Time to Noon Eastern Time.

    Fiserv will image capture Inclearings and POD through item capture.

    Re-enter transit all rejects.

    Fiserv will retain items sent to Fiserv for processing for up to 90 days at the fee stated in Exhibit B-2 and will maintain the ability to furnish such items to a customer upon request during such period.

    After 90 days, Fiserv will destroy items sent to it for processing.

    Fiserv will transmit images daily to Fiserv Chatsworth for purposes of loading items into Director server.

    Short Term Archive services are on RAID, with a response time of less than 10 seconds. Near Term Archive is stored in the tape silo, average response time for these for a single query is two minutes or less. Long Term Archive response time for items are available the next day.

11. Image Signature Verification: All designated inclearing items drawn against accounts at Client, which are to be captured by Fiserv will be processed through the Automated Signature Verification Technology to provide Client with a scoring of the paid item signature as compared to the reference signatures. It is the client's responsibility to maintain correct reference signatures and account rules on the technology. Client acknowledges that Fiserv only provides a scoring service and does not accept any responsibility for forged or counterfeit items improperly paid by either client or technology. Client is responsible for designating the items for return with the appropriate return reason each business day by 3:00 p.m.

Item Processing Services Fees

Fiserv will provide Client with the Item Processing Services for the following fees and prices indicated:

Fiserv Administrative Fee pursuant to Section 3(b) of the Agreement (excluding postage and handling): 15%

I. Item Handling - Sorter

Service	Volume/Range	Unit Fee	Description / Information
In-Clearing Capture		$0.013/item	Per item. High-speed capture of MICR data, balancing to Inclearing Totals and extracts. A sequence number is spray endorsed on the items. Inclearings, Same Day Capture.
In-Clearing Re- entry OVER 1%		$.25/item	Correcting of MICR via on-line terminal
Proof Encoding	<4 hour window >4 hour window >6 hour window	$0.030/per field $.0260/per field $0.023/per field

MICR encoding of all On-Us and Transit items received by Fiserv from Client. All transactions are balanced. The proof tape is forwarded to client. POD, Transit, GL, Savings, Loans, Lock Box, Counter Items. Windows are based on first deadline - (cash letter or transmission). For work to be processed minimum window is 3 hours.

POD/Transit Capture		$0.016/item

High-speed capture of MICR data, balancing to proof totals, out sorting of other On-Us Items (Sav, GL, Loan, etc.) creation of various Cash Letters and extraction. A sequence number is spray endorsed on the items.

POD Reject Re-Entry OVER 1%		$0.35/item	Correcting of MICR data via on-line terminals.
Reject Repair		$0.25/ item	Client required stripping and re- qualification of items.
Microfilming		$0.003/item	Microfilming of prime pass items during capture. Inclearings, On-Us or Counter Items, $15.00 minimum per roll.
Microfilming		$0.009/item	Additional microfilming pass for Returns, Statement Items, Daily Finesort, Electronic Presentment. $15.00 minimum per roll.
Microfilming	Duplicate	$12.000/roll	Additional roll of microfilm.
Deposit Corrections		$2.00/item	Corrections of Client deposit/teller errors. Photocopy charges are extra.
Same Day Settlement		$5.00/letter	Fee assessed to accept Same Day Settlement Cash Letters on behalf of the Financial Institutions. This is in addition to the per item fee charged as a part of the Inclearings.
Cash Letter Preparation		$6.50/letter	Charge for preparation of Cash Letter(s)
Image item Scan		$0.008/item	Scanning of items for the purpose of Image Statements, Image Archive and Retrieval.
Image item re-Scan		$.02/item	Scanning of items for Clients that do not use other IP services
Image Reject Item Correction		$0.250/item	Reject repair of image items.
Exception Item Pass		$0.004/item/pass	Single pass of On-Us items for the purpose of pulling items for review/return to Client. Statement Cycles are also pulled at this time.

[I. Item Handling - Sorter (continued)]
Service	Volume/Range	Unit Fee	Description / Information
Fine Sorting		$0.006/item	High speed sorting of items into account number order. Inclearings, GL, Savings, Loans, On-Us, Cycle Sorting, Bulk file Sort, Daily Fine Sort.
Serial Sorts		$0.016/item	High-speed sorting of items into check number order per Client Request.

II. Bookkeeping Services

Service	Unit Fee	Description / Information
Returns Items - Qualified - Automated	$1.25/item

Automated pulling of return items upon Client timely return decision. Fiserv strips or inserts item into a document carrier, encodes the special Fed character and Routing Number of Bank of first deposit. Fiserv balances the items, stamps the return reason, prepares the Return Cash Letter advice and delivers to the FRB.

Return Items - Raw - Automated	$1.00/item

Automated pulling of return items upon Client timely return decision. Items are balanced, stamped with the return reason, Cash Letter advice created and delivered to the FRB. FRB qualifies and processes the items.

Return Items - Qualified - Manual	$3.40/item

Manual pulling of return items upon Client timely return decision. Fiserv strips or inserts items into a document carrier, encodes the special Fed character and Routing number of the bank of first deposit. Fiserv balances the items, stamps the return reason, prepares the Return Cash Letter advice and delivers to the FRB.

Late Return Items	$5.00/item

Return item processing that exceeds the normal 24-hour FRB window for regular returns or is past the established deadline for the return decision. Late Returns are subject to collection rules and procedures.

Fax Requests	$1.00/item/side	Copying and faxing as requested and defined by Client.
Large Dollar Notification	$3.25/item	Client notifies Fiserv of the large items to be returned. Fiserv notifies the bank of first deposit of the return. (Does include the cost of the return.)
Chargeback Forwarding	$2.00/cashletter	Fiserv forwarding of chargebacks via the next scheduled courier delivery to the Client or re-deposit to the Fed. ($50.00 monthly minimum.)
Photo Copies	$2.75/item	Upon Client request, Fiserv creates a copy of a processed item from microfilm and provides via fax, mail, or both. Turn around within a 24-hour timeframe.
Photo Copies - Expedited	$4.00/item	Upon Client request, Fiserv creates a copy of a processed item from microfilm and provides via fax, mail or both. Turn around within a 4-hour timeframe.
Research Work	$25.00/hour	Any client requested research other than a Center created error. Billed in ½ hour increments.
Original Item Retrieval	$3.00/item	Upon Client request, Fiserv pulls an original item for forwarding via fax, mail or both to the Client or FRB.
Fed or Correspondent Adjustments	$10.00/item	Research of outages. (Plus Research time if over ½ hour).
Non-Cash Collection	$2.00/envelope	Fiserv forwarding of envelope via the next scheduled courier delivery to the FRB.
Daily Fed Notification	$55.00 Per Month	Notification of Daily Cash Letter Deposited at the FRB.
Image Signature Verification	$0.10/item	Fiserv operate technology to score signature of designate items against client's reference signature database.
Image Signature Verification Workstation Software	$500.00 per copy	Software for the viewing Automate Signature Verification Suspects for return item decision making.

III. Image Archive

Service	Unit Fee	Description / Information
Seven Year Image Storage	$0.003/item	Storage of images for seven years using the Fiserv migrated media storage capability.
Short Term Retrieval	$0.200/item query	Retrieval of image items stored on RIAD Disk Technology. (60 day minimum provided)
Near Term Retrieval	$0.500/item query	Retrieval of image items stored on Tape Silo Technology. (minimum 2 years provided)
Long Term Retrieval	$3.00/item query	Retrieval of image items from Tape Library Service.
Image Library Software	$995.00/first copy	Software for the viewing of images on CD-ROM or archive.
Image Library Software	$500.00/add'l copies
Annual Maintenance on Image Library Software	$75.00/copy	Annual fee for software.
Client Internet Access	$250.00/month	Client access to Fiserv's Internet - Virtual Private Network

IV. Image Distribution
Service	Unit Fee	Description / Information
CD ROM Distribution	$25.00/CD plus postage/handling for next day delivery	Creation of CD containing imaged items or Creation of CD containing a complete cycle of client customer Image Statements (per CD per Cycle).
Image Item Export	$0.005/item Non-Fiserv Host $0.003/item Fiserv AP Host	Creation of a multi-tif image file for captured items that are made available to client via FTP server for daily download.

VI. Set up / Other Fees
Service	Unit Fee	Description / Information
One-time bundled fee	$7,500.00	For Image Processing Set Up, Image Signature Verification Set Up, Item Processing Set Up and Conversions/ Implementation
Processing Minimum Per Month	$1,500.00/month	Item Processing Services. Pass-through charges are excluded from minimum.
Programming	$150.00 per hour	Bid provided. Special requests that require detailed programming.
Training		Bid provided.
Client Internet Access Set Up Fee	$500.00	Fee based on client's compliance with Fiserv's VPN connectivity standards.

VII. Customer Printed Statements - Rendering & Safekeeping (truncated)

Service	Unit Fee	Description / Information
Bulk File Storage	$0.004/item	Bulk filed items housed in Fiserv facility pending statement processing.
Truncated/Image Item Storage & Destruction	$0.003/item	Truncated/Imaged items housed in Fiserv facility pending destruction after 60 days.
Additional Storage	$0.0001/item/month	Items housed in Fiserv facility over the 60-day storage.

VIII. Miscellaneous

Service	Unit Fee	Description / Information
Subpoena Requests/Research	$15.00/hour

Research requested by subpoena. Billed in ½ hour increments plus $1.00 per item Photocopy fee. Bid provided. Client agrees to pay Fiserv's then-current charges for all subpoena requests, research, and copying services provided by Fiserv following termination or expiration of this Agreement.

Special Handling - Account Number Formats		Bid provided.
Special Handling - Multiple R/T Numbers		Bid provided.
Data Entry		Bid provided.
Deposit Bag/Envelope Handling (Optional service)	$1.50 per bag/envelope	Receipt and manifesting of any direct deposit from Client's customer to IP center or special handling. $100.00 monthly minimum and $50.00 per occurrence for cash handling fee.
Microfiche - Original	$2.00 per fiche	Original record of MICR items captured daily.
Microfiche - Duplicate	$0.45 per fiche	Duplicate microfiche copy of MICR items captured daily for Client copy.
Transmission	$0.005/item	Transmitting of MICR data to a Client application processor (non-Fiserv host). Also for the receipt of Exception Item Files/Statement File/Print File.

Item Processing Performance Standards

1. Client preparation and presentation of work for Fiserv proof department

a. SUBJECT: Presentation and Delivery of Work

b. DESCRIPTION:

- Credits come before debits

- Customer deposit is the first credit

- Items are encoded with route/transit number, account number and proper trancode

- If multiple amounts, correct amount is circled (Currency not to be included)

c. PROCEDURE: Fiserv will notify Client of specific non- performance issues as required.

2. Client preparation and presentation of work for Fiserv proof department

a. SUBJECT: Categories

b. DESCRIPTION:

- Multiple item transactions batched

c. PROCEDURE: Fiserv will notify Client of specific non- performance as required. Client to review encoding error rate reports, which shall be provided on a regular basis by Fiserv. Based on the reports, Fiserv may request that Client approve reasonable adjustments to the procedures.

3. Client preparation and presentation of work for Fiserv proof department

a. SUBJECT: Batches and Control Tickets

b. DESCRIPTION:

- All Tickets are teller stamped

- All items are properly logged

- Bundles are limited to 3" or 250 items, whichever limit is reached first.

- Tape listings accompany multiples

c. PROCEDURE: Fiserv will notify Client of specific non- performance issues as required. Client to review encoding error rate reports, which shall be provided on a regular basis by Fiserv.

4. Client preparation and presentation of work for Fiserv proof department

a. SUBJECT: Work Shipment

b. DESCRIPTION:

- All work for proof is in clear plastic bag

- Correspondent bank correspondence in clear plastic bag

- Clear plastic bag is in the Fiserv bag

- Other correspondence in the Fiserv bag

- Client will submit 100% of the cumulative Proof items by 7:15 p.m. Pacific time on Monday - Thursday, and 8:30 p.m. Pacific time on Friday. In addition, Client will use commercially reasonable efforts to submit on Monday - Thursday 25% of the cumulative by 5:00 p.m., 40% of the cumulative by 6:00 p.m. Pacific time, 65% of the cumulative by 6:45 p.m. Pacific time, and 100% of the cumulative by 7:15 p.m. Pacific time. A courier schedule will be attached to Exhibit B from Central Express courier service.

c. PROCEDURE: Fiserv will notify Client of specific non-performance issues as required.

5. Fiserv proof and balancing of work received from Client for processing

a. SUBJECT: Proof of Deposit for dollar amount encoding

b. DESCRIPTION:

- Dollar encoding errors to meet service goals

- Corrections made with accepted medium

- Customer Corrections are legible and complete

- Customer Corrections have the correct reason listed

- All Customer Corrections over $100.00 are documented with accompanying copies as required.

- Items are endorsed with the proper bank stamp in proper Regulation CC position

- Transaction Corrections using G/L debits and credits contain the correct information

- Suspense documentation is legible and complete

- Items placed into holdovers by Fiserv will be documented

- Differences of under $5.00 will be charged to a General Ledger account

c. SERVICE REQUIREMENT: 99.990%

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e. MEASUREMENT: Percent of Proof Encoding Volume

6. Fiserv modification of MICR rejects

a. SUBJECT: Reject Re-entry/ Reconciling or Balancing

b. DESCRIPTION:

- Modified MICR reject errors to meet service goals

- Transaction Corrections using G/L debits and credits contain the correct information

- Suspense documentation is legible and complete

- Items placed into suspense by Fiserv will be documented

- Differences of under $5.00 will be charged to a General Ledger account

c. SERVICE REQUIREMENT: 99.7%

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e. MEASUREMENT: Percent of Volume (Based on total rejects)

7. Fiserv preparation of outgoing transit items

a. SUBJECT: Transit Cash Letter Processing

b. DESCRIPTION:

- Cash Letters are sent out with correct total(s)

- Cash Letters are sent with complete bundle count(s)

- Cash Letter differences are explained

- Cash Letters for proper bank are used

- Cash Letters for the correct correspondent are used

- Cash Letters sent out in timely manner

- Low speed cash letters will be sent out within 24 hours of stated deadlines

- On-us items will not be sent out in transit cash letters

c. SERVICE REQUIREMENT: Not to exceed one error per cash letter endpoint per every two months

- Delays are not to exceed one per every two months that are within Fiserv's control.

- Fiserv will meet a release deadline of 9:15 p.m. Pacific time.

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with appropriate documentation to Client Services.

e. MEASUREMENT: Record of Occurrence based on cash letter endpoints

f. Fiserv agrees to apply credits to Client's account for Fiserv's failure to achieve the service standards stated above during any two-month period in accordance with the schedule set forth below:

i. No Delay or Error During Two-Month Period $50.00 bonus credit to Fiserv IP

ii. One Delay or Error During Two-Month Period No Credit

iii. Two Delays or Errors During a Two-Month Period Reimburse Client for value of funds at current Federal Fund rate, not to exceed $250.00

iv. Three Delays or Errors During a Two-Month Period Reimburse Client for value of funds at current Federal Fund rate, not to exceed $500.00

8. Fiserv capture and transmission of work from proof department

a. SUBJECT: Second Shift Transmissions

b. DESCRIPTION:

- All transmissions shall be sent by Fiserv to Fiserv LA by 9:00 p.m. Pacific time Mon.- Thurs. and 11 p.m. Pacific time Friday to insure that posting can be completed timely.

c. SERVICE REQUIREMENT: Transmission errors or delays are not to exceed one per month that are within Fiserv's control.

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e. MEASUREMENTS: Record of Occurrences. Fiserv agrees to apply credits to Client's account for Fiserv's failure to achieve the transmission standards set forth above during any month in accordance with the schedule set forth below:

No transmission error or delays results in $50.00 bonus credit to Fiserv IP.

One occurrence during the month for which Fiserv's transmission errors or delays results in Client not having available to it by 7:00 a.m. Pacific time the next business day the information it needs for on- line and report availability, no credit to Client's account.

On the second and subsequent occurrence during the same month for which Fiserv's transmission errors or delays results in Client not having available to it by 7:00 a.m. Pacific time the next business day the information it needs for on-line and report availability, Fiserv shall credit $250 to Client's account.

9. Fiserv check filing and sorting requirements

a. SUBJECT: Statement Item Sorting

b. DESCRIPTION:

- Fiserv will store checks by statement cycles as defined in the daily cycle file from ITI.

- Fiserv will sort check in account number order based on the account number on the check.

- Fiserv will bundle rejects from the sort and place separately in the box for shipping.

- Paid exception items for the current date will not be included in the sort. - Items required for non-image account statements to be sorted and available for pick-up by 12:00 p.m. Pacific on day of cycle. The number of checks to be sorted not to exceed 10,000 items.

c. SERVICE REQUIREMENT: 98% on time

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e. MEASUREMENT: Percent of Total Items Bulk filed

10. Fiserv processing of exception items (Outgoing Return Items) when Client has submitted final return decisions by 12:30 p.m. daily

a. SUBJECT: Outgoing Returned Items

b. DESCRIPTION:

- The correct items will be returned

- All returned items are stamped with the correct return reason

- The items Client wants returned are returned on the day they are listed as exceptions

- The T-186 balances to the Fed return total daily

- G/L entries made for all check reversals

- Rejected debit totals balance

- Large items notified through EARNS

- Items are returned within specified Regulation CC. time requirements

- Items are paid using correct account number and trancode

- Proper bank's T-186 forms are used

c. SERVICE REQUIREMENT: 99.94% (6 errors per 10,000 return items)

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e. MEASUREMENT: Percent of Total Outgoing Return Items

11. Fiserv qualification of Return Items

a. SUBJECT: Qualification of Outgoing Return Items

b. DESCRIPTION:

- Properly Encode the return with the Bank of First Deposit Routing Number

- Properly Encode the return with a 2 in position forty-four of the MIRC line

c. SERVICE REQUIREMENT: 99% (1 error per 100 requalification)

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e. MEASUREMENT: Percent of Total Return Items Qualified

12. Fiserv research of items, photocopy production

a. SUBJECT: Research

b. DESCRIPTION:

- The turn-around time for a research request will be 48 hours from the time of receipt (unless Fiserv otherwise notifies Client, as in the case of subpoena research or other significant or voluminous research requests).

- For subpoena research or other significant or voluminous research requests, Fiserv will provide a completion commitment estimate to Client within 48 hours of receipt.

- Best effort will be made to produce quality photocopies

- Trace reports will be delivered to Client within 2 business days

c. SERVICE REQUIREMENT: 99.0% (1 error per 100 requests)

d. PROCEDURE:

- Client will notify Fiserv of specific non-performance issues by submitting a service incident report in the form approved by Fiserv with accompanying documentation to Client Services.

e. MEASUREMENT: Percent of Total Research Request and Photocopies Serviced

13. Fiserv's Operation of Image Signature Verification Services

a. DESCRIPTION:

- All properly designated items will be scored against reference signatures and account rules.

- All returned items have correct reason stamp

- All items to be returned are on the proper bank's T-186

- All scored items will be made available to the Client daily for review by 8:30 a.m.

- Client will complete the selection of return items by 3:00 p.m. daily.

- Client will coordinate only one return decision when the item has multiple exception types

b. SERVICE REQUIREMENT: Delays are not to exceed one per month that are within Fiserv's control.

DESIGNATION OF PAYMENT

FOR ITEM PROCESSING SERVICES

Client shall pay for monthly item processing services by ACH transaction, as per Agreement sub-paragraph 3.(e).

Complete the Authorization Agreement below for ACH Debit.

Authorization Agreement For Automatic Payments

For Item Processing Services

Fiserv is hereby authorized to initiate debit entries on Client's account at the depository institution indicated below, hereinafter called DEPOSITORY, for payment of item processing services. (All information must be provided)

DEPOSITORY NAME ______________________________

CITY ___________________________________ STATE _______________________________ ZIP _________

TRANSIT/ABA NO. ___________________________________ MASTER ACCOUNT NO. _____________________

ACCOUNT NAME _____________________________________________________

This authority is to remain in effect until Fiserv and DEPOSITORY have received written notification from Client of termination in such time to afford Fiserv and DEPOSITORY a reasonable opportunity to act on it. Client agrees to direct such notification to the Corporate Finance and Accounting Department of Fiserv at19935 Walnut Drive, Walnut, CA 91789. Client has the right to stop payment of a debit by notifying DEPOSITORY in time to allow DEPOSITORY a reasonable opportunity to act prior to charging the account listed above.

CLIENT NAME: _____________________________________

ADDRESS: _________________________________________

CITY ___________________________________ STATE _______________________________ ZIP _________

AUTHORIZED SIGNATURE __________________________________________

(Signature must be identical to that now on file with DEPOSITORY.)

TITLE ___________________________

DATE ________________________

F

DISPUTED ITEM(S) FOR ACH PAYMENT

___________________________ _________________

CLIENT NAME DATE OF REQUEST

_________________________ ___________________

INVOICE NUMBER INVOICE DATE

ITEM(S) DISPUTED AND AMOUNT:

REASON FOR DISPUTE:

Please deduct a total of $_____________________ from my next ACH debit payment. I will resolve these issues with my Fiserv Account Executive within the next 10 business days.

__________________________________________ _________________

NAME - SIGNED BY TITLE

__________________________________________

IP Business Assumptions List